GPS Industries Files Suit Against ProLink and Demands the American Arbitration Association Issue an Immediate Cease and Desist to ProLink to Discontinue the Use of Their '093' Licensed Technology

Wednesday March 18, 11:23 am ET
SARASOTA, FL--(MARKET WIRE)--Mar 18, 2009 -- GPS Industries, Inc. (OTC BB:GPSN.OB - News) filed a Notice of Arbitration against ProLink Holdings Corp. (OTC BB:PLKH.OB - News) based on the termination of ProLink's license to the GPS technology under U.S. Patent No. 5,364, 093 for ProLink's failure to make license payments under that license agreement. GPS Industries has also requested an immediate temporary injunction, as well as a permanent injunction, ordering ProLink to cease and desist practicing the licensed methods on all of its golf course installations and to further notify all of ProLink's customers of the status of ProLink's terminated license

"The '093' patent is the fundamental patent to utilize GPS yardages on a golf course," stated GPS Industries' CEO David Chessler, "Based on ProLink's recent releases and unwillingness to even acknowledge the fact that they failed to make their payments forced GPS Industries to file this litigation."

About GPS Industries

Founded in 1995, GPSI (OTC BB:GPSN.OB - News) develops and markets the most technologically advanced GPS-based solutions available to help golf courses, resorts and residential communities generate incremental revenues and improve operational efficiencies. GPSI owns the GPS golf patents for major worldwide golf markets, including North America, Australia, Japan and 11 European nations. Major GPSI investors and advisers include Greg Norman, Great White Shark Enterprises and Dubai-based Leisure Corp. In January 2008, GPSI acquired UpLink Corp., a leading developer of GPS and Wi-Fi enabled applications for the North American golf market. The acquisition expanded GPSI's worldwide installed customer base to more than 300 golf facilities.